FOR IMMEDIATE RELEASE
February 28, 2018
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
FOURTH QUARTER AND FISCAL YEAR 2017 RESULTS

•
2017 net income totaled $58.1 million or $3.55 per share, including a one-time $0.87 per share deferred income tax benefit associated with the Tax Cuts and Jobs Act of 2017 ("TCJA") and a $0.21 per share unrealized mark-to-market ("MTM") loss on financial derivatives contracts

•	Fourth quarter 2017 net income totaled $26.1 million, or $1.59 per share, including the one-time deferred income tax benefit and unrealized MTM loss

•	Strong growth in natural gas distribution and transmission, propane and CHP plant operations generated $21.3 million in incremental gross margin* for 2017

•	The first segment of Eastern Shore’s $117 million pipeline expansion project was placed into service during the fourth quarter

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced financial results for the year and the fourth quarter ended December 31, 2017. The Company's net income for the year was $58.1 million, or $3.55 per share, an increase of $13.4 million, or $0.69 per share, compared to 2016. The higher net income and earnings per share ("EPS") reflected continued customer growth in the Company's natural gas and propane distribution operations and expansion of its gas transmission operations, full year contributions from Eight Flags Energy LLC's ("Eight Flags") Combined Heat and Power ("CHP") plant, increased profitability for the propane operations and for Aspire Energy of Ohio, LLC ("Aspire Energy"), a partial year’s impact of new base rates for Eastern Shore Natural Gas Company (“Eastern Shore”), and the favorable impact of Federal tax law changes on the revaluation of net deferred tax assets and liabilities of the Company's unregulated businesses. A detailed discussion of operating results begins on page 3.

“2017 was an exceptional year for the Company," stated Michael P. McMasters, President and Chief Executive Officer. "Recently completed growth projects, in addition to numerous other strategic growth initiatives across all of our businesses, generated our eleventh record year of earnings. Construction of Eastern Shore’s largest ever expansion project is underway with expected completion in phases throughout 2018, and in Florida construction is underway on several pipeline and distribution projects to serve growth in new and existing market areas,” he added. “Our employees continue to identify and evaluate new growth opportunities while profitably managing current projects, maintaining operating efficiency and providing safe, reliable service to our customers. Changing regulatory and energy environments and customer energy options create new challenges and opportunities that our team recognizes and embraces. We continually refine our strategic focus to harvest benefits from the challenges of accelerating change and to increase our portfolio of growth opportunities and profitable capital investments in 2018 and beyond,” he concluded.

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Significant Items Impacting Earnings
Results for the year and fourth quarter of 2017 were impacted by the following significant items:

For the period ended December 31,	2017		Fourth Quarter
(in thousands, except per share data)	Net Income	EPS	Net Income	EPS
Reported (GAAP) Earnings	$58,124	$3.55	$26,101	$1.59
Tax reform impact	(14,299)	(0.87)	(14,299)	(0.87)
Unrealized MTM loss	3,499	0.21	3,467	0.21
Adjusted (Non-GAAP) Earnings*	$47,324	$2.89	$15,269	$0.93

Excluding the tax reform impact and the unrealized MTM loss, earnings for the year and fourth quarter would have been $2.89 and $0.93 per share, respectively.
As a result of the TCJA, the Company’s 2017 annual and fourth quarter EPS included a $0.87 per share non-cash benefit from the revaluation of the Company’s net deferred tax assets and liabilities associated with the Company’s unregulated businesses. We are awaiting formal notice from the federal and state commissions that regulate our gas and electric distribution and transmission businesses on the applicability and timing of the implementation of the tax law changes in regard to customer rates as well as the applicability, timing, and treatment of net deferred tax assets and liabilities. We will provide updates as we receive formal notices and rate orders from the regulatory authorities. The Company estimates that, beginning in 2018, the TCJA corporate federal income tax rate will increase annual EPS between $0.10 and $0.15, primarily from unregulated businesses, assuming normal weather and business conditions, and absent the impact of fair value MTM accounting.

Peninsula Energy Services Company, Inc. (“PESCO”) utilizes financial derivatives contracts to lock in the gross margin associated with physical gas purchased and pipeline capacity used for meeting expected demand under PESCO's various contracts, including its asset management contracts.  Whenever possible, PESCO utilizes hedge accounting to better match hedged items and hedging instruments. However, in those situations where hedge accounting is not appropriate, the Company utilizes MTM accounting.  As a result of the significant regional natural gas price movement at the end of the year, PESCO recognized an unrealized MTM loss of $0.21 per share that reflected the fair value of the financial derivative contracts on December 31, 2017. Derivatives accounting has no impact on the economic gain or loss from PESCO's purchase or sale contracts, even though MTM accounting may create mismatched gains or losses in different reporting periods.

For the fourth quarter of 2017, the Company reported net income of $26.1 million, or $1.59 per share, an increase of $14.2 million, or $0.86 per share, compared to the same quarter in 2016. Fourth quarter 2017 results also included the $0.87 gain from the tax law changes and the $0.21 charge for PESCO's unrealized MTM loss.
*This press release includes references to non-Generally Accepted Accounting Principles ("GAAP") financial measures, including gross margin and Adjusted EPS. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.
The Company calculates "gross margin" by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane, and the cost of labor spent on direct revenue-producing activities and excludes depreciation, amortization and accretion. Other

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companies may calculate gross margin in a different manner. Gross margin should not be considered an alternative to operating income or net income, both of which are determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structures for unregulated businesses. The Company's management uses gross margin in measuring its business units' performance. The Company believes that gross margin is a useful and meaningful measure for investors as it excludes the impact of several unusual items, including fair value accounting, timing adjustments associated with energy-related transactions and the impact of tax reform, which will not impact future results in the same magnitude. The Company calculates Adjusted EPS by excluding the impact of certain significant new non-cash items, including the impact of the revaluation of the Company's unregulated energy segment's deferred assets and liabilities, due to the TCJA changes, and the timing related to the unrealized MTM loss.
Operating Results for the Years Ended December 31, 2017 and 2016

Operating income increased by $1.7 million to $85.8 million for 2017. This increase was driven by an $18.9 million, or seven percent, increase in gross margin, which was partially offset by a $17.2 million increase in operating expenses, due to a $5.1 million increase in depreciation, asset removal, amortization and property taxes and a $12.0 million increase in other operating expenses to support growth. Excluding the unrealized MTM loss, gross margin grew by $24.6 million, or nine percent, and operating income rose $7.5 million, or nine percent, for 2017 versus 2016.

Regulated Energy
Operating income for the Regulated Energy segment increased by $3.3 million in 2017 compared to 2016. This increase was driven by an $11.5 million increase in gross margin, which was partially offset by $8.2 million in higher operating expenses associated with the margin growth. The significant components of the gross margin increase included:

•	$3.7 million of incremental revenue from the implementation of new base rates for Eastern Shore, which were effective August 1, 2017;

•	$2.8 million in additional margin from customer growth in the Company's natural gas distribution businesses (excluding service expansions);

•	$2.1 million generated from recently completed natural gas transmission expansions, which are more fully discussed in the “Major Projects and Initiatives” section later in this press release;

•	$1.9 million generated from additional GRIP investments in the Florida natural gas distribution operations;

•	$831,000 generated as a result of the rate case settlement by the Company’s Delaware natural gas distribution operations; and

•	$537,000 from new natural gas transmission and distribution services provided to Eight Flags' CHP plant.
The significant drivers of the $8.2 million increase in operating expenses included:

•	$4.1 million in higher depreciation, asset removal and property tax costs associated with recent capital investments;

•	$3.6 million in higher payroll expenses for additional personnel to support growth;

•	$1.0 million in regulatory expenses, due primarily to costs associated with Eastern Shore’s rate case filing in 2017; partially offset by

•	$529,000 in reduced credit, collection and customer services expenses.

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Unregulated Energy
Operating income for the Unregulated Energy segment for 2017 was $12.5 million, a decrease of $1.4 million, or ten percent, compared to the same period in 2016. The decreased operating income was the net result of increased growth in all the unregulated energy businesses, which was more than offset by PESCO's unrealized MTM loss. Excluding the impact of the unrealized MTM loss, gross margin grew by $13.4 million, or 20.6 percent, and operating income rose by $4.4 million, or 31.9 percent, during 2017 compared to 2016. In particular, PESCO's gross margin and operating income, exclusive of the unrealized MTM loss, grew by $3.4 million, or 72.7 percent, and $772,000, or 41.4 percent, respectively.

The significant components of the gross margin increase included:

•	$4.4 million in additional margin from Eight Flags' CHP plant, reflecting a full year of operations in 2017 compared to slightly more than six months in 2016;

•
$3.4 million in margin growth for PESCO, generated primarily from natural gas sales to end users within one Columbia Gas of Ohio customer pool under a supplier agreement, which expired on March 31, 2017, as well as increased margin from commercial and industrial customers served in Florida;

•	$2.8 million in additional margin from the propane distribution operations, composed of:

◦	$951,000 from higher propane sales, due to colder weather in December;

◦
$678,000 of additional gross margin from wholesale propane sales, due to increased volumes and favorable supply management activities by the Company’s Delmarva propane operations and higher throughput margins from the Florida propane operations; and

◦	$645,000 of additional retail gross margin, also attributable to favorable supply management activities.

•	$2.3 million of additional margin from Aspire Energy as a result of:

•	$1.2 million associated with higher volumes, primarily as a result of customer growth for the local distribution companies served and colder temperatures in December; and

•	$1.1 million of additional gross margin as a result of pricing amendments to long-term gas sales agreements.

•	$658,000 of gross margin due to the absence of Xeron Inc.'s ("Xeron") operating loss recorded in 2016; partially offset by

•
$5.8 million associated with PESCO's unrealized MTM loss, which was based upon fair value accounting at year end. A more detailed discussion of the unrealized MTM loss is provided in the Major Projects and Initiatives Section under "PESCO".

The significant components of the $9.0 million increase in operating expenses included:

•	$2.9 million in higher operating expenses for Eight Flags' CHP plant in support of the higher margin generated;

•	$2.9 million in higher payroll costs for additional personnel to support growth;

•
$1.0 million in higher depreciation, amortization and property taxes expense, of which $476,000 relates to lower depreciation recorded in 2016 as a result of the final accounting valuation for Aspire Energy;

•	$1.0 million in higher benefits and employee-related costs in 2017; and

•	$594,000 in higher taxes other than property and income taxes.

Operating Results for the Quarters Ended December 31, 2017 and 2016

The Company’s operating income for the fourth quarter of 2017 was $23.3 million, an increase of $1.4 million, or 6.6 percent, compared to the same quarter in 2016. Excluding PESCO's unrealized MTM loss, gross margin grew by $10.6 million, or 15.1 percent, and operating income rose by $7.2 million, or approximately 33.0 percent, for the fourth quarter of 2017 versus the same quarter in 2016.

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Regulated Energy Segment
Operating income for the Regulated Energy segment increased by $4.1 million to $21.2 million for the fourth quarter of 2017, compared to the same quarter in 2016. The increased operating income resulted from a $5.8 million increase in gross margin, partially offset by a $1.7 million increase in operating expenses. The significant components of the gross margin increase included:

•	$2.7 million generated from implementation of new base rates for Eastern Shore;

•	$840,000 in increased customer consumption of energy as a result of colder weather experienced during the fourth quarter of 2017;

•	$791,000 in additional margin from customer growth in our natural gas distribution businesses (excluding service expansions);

•	$639,000 generated from recently completed natural gas transmission expansions;

•	$413,000 in margin recognized from the settled Delaware division rate case and the absence of the associated rate refund reserve recorded in the fourth quarter of 2016; and

•	$283,000 generated by additional GRIP investments in the Florida natural gas distribution operations.
The significant components of the $1.7 million increase in operating expenses included:

•	$2.0 million in higher staffing and associated costs for additional personnel to support growth;

•	$649,000 in higher depreciation expense, amortization, asset removal and property tax costs associated with capital investments; offset by

•	$459,000 in lower outside services expenses; and

•	$254,000 in lower benefits and employee-related costs during the quarter.

Unregulated Energy Segment
Operating income for the Unregulated Energy segment for the fourth quarter of 2017 was $2.0 million, a decrease of $2.6 million compared to operating income for the same quarter in 2016. The decreased operating income reflects an $837,000 decrease in gross margin and a $1.8 million increase in operating expenses. Excluding the unrealized MTM loss previously mentioned, gross margin grew by $4.9 million, or 25.2 percent, and operating income increased by $3.2 million, or 69.1 percent, during the fourth quarter of 2017 compared to the same quarter in 2016.
Significant sources of higher gross margin included:

•	$1.6 million in margin growth from PESCO, generated primarily from sales in the Appalachian Basin;

•	$1.4 million in higher gross margin from the propane operations, consisting primarily of:

◦	$694,000 from higher customer consumption of propane due to colder temperatures; and

◦	$527,000 in higher gross margin from retail propane sales, due primarily to favorable supply management activities.

•	$1.2 million from Aspire Energy, primarily as a result of:

◦	$750,000 in higher volumes of natural gas delivered due to colder temperatures in December 2017; and

◦	$351,000 in additional gross margin as a result of pricing amendments to long-term gas sales agreements and additional management fees.

•	$590,000 of gross margin due to the absence of Xeron's operating loss recorded in the fourth quarter of 2016; offset by

•	$5.8 million for PESCO's unrealized MTM loss, based upon fair value accounting at year end.
The significant components of the $1.8 million increase in operating expenses included:

•	$1.5 million in higher staffing and associated costs for additional personnel to support growth; and

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•	$353,000 in higher depreciation, amortization and property tax costs due to increased capital investments and amortization of intangible assets acquired as part of acquisitions consummated in 2017.
Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2017 Annual Report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Conference Call
Chesapeake Utilities Corporation will host a conference call on March 2, 2018 at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the year and quarter ended December 31, 2017. To participate in this call, dial 855.801.6270 and reference Chesapeake Utilities' 2017 Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com/results.cfm or download the replay on your mobile device by accessing the Audiocast section of the Company's IR App.
About Chesapeake Utilities Corporation
Chesapeake Utilities is a diversified energy company engaged in natural gas distribution, transmission, gathering and processing, and marketing; electricity generation and distribution; propane gas distribution; and other businesses. Information about Chesapeake Utilities and its family of businesses is available at http://www.chpk.com or through its IR App.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799

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Financial Summary
(in thousands, except per-share data)

	Year Ended		Fourth Quarter
For the Periods Ended December 31,	2017	2016	2017	2016
Gross Margin
Regulated Energy	$207,541	$196,080	$56,394	$50,633
Unregulated Energy	72,572	64,962	18,745	19,582
Other businesses and eliminations	(444)	(225)	(119)	(58)
Total Gross Margin	$279,669	$260,817	$75,020	$70,157

Operating Income
Regulated Energy	$73,160	$69,851	$21,245	$17,191
Unregulated Energy	12,477	13,844	1,974	4,577
Other businesses and eliminations	206	401	44	51
Total Operating Income	$85,843	$84,096	$23,263	$21,819

Other (expense) income	(765)	(441)	(121)	(372)
Interest charges	12,645	10,639	3,513	2,643
Income taxes	14,309	28,341	(6,472)	6,941
Net Income	$58,124	$44,675	$26,101	$11,863

Earnings Per Share of Common Stock
Basic	$3.56	$2.87	$1.60	$0.73
Diluted	$3.55	$2.86	$1.59	$0.73

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Financial Summary Highlights
Key variances for the year ended December 31, 2017 included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Year ended December 31, 2016 Reported Results	$73,016	$44,675	$2.86
Adjusting for unusual items:
Federal tax reform impact	—	14,299	0.87
PESCO - unrealized MTM loss	(5,783)	(3,499)	(0.21)
Impact of winding down of Xeron operations and absence of 2016 loss	745	451	0.03
Weather impact	578	350	0.02
	(4,460)	11,601	0.71
Increased (Decreased) Gross Margins:
Eight Flags' CHP plant	4,901	2,965	0.19
Implementation of new base rates for Eastern Shore*	3,693	2,234	0.14
PESCO - margin from operations	3,365	2,036	0.13
Natural gas growth (excluding service expansions)	2,818	1,705	0.11
Service expansions*	2,062	1,248	0.08
GRIP*	1,902	1,151	0.07
Aspire Energy rates and management fees	1,125	680	0.04
Customer consumption (non-weather)	721	436	0.03
Implementation of Delaware division settled rates	831	503	0.03
Wholesale propane sales and margins	678	410	0.03
Retail propane margins	645	390	0.02
Sandpiper margins associated with conversions	291	176	0.01
	23,032	13,934	0.88
(Increased) Decreased Other Operating Expenses:
Higher payroll expense	(6,487)	(3,925)	(0.25)
Higher depreciation, asset removal and property tax costs due to new capital investments	(5,120)	(3,098)	(0.20)
Eight Flags' operating expenses	(2,920)	(1,767)	(0.11)
Higher benefit and other employee-related expenses	(1,485)	(899)	(0.06)
Higher regulatory expenses associated with rate filings	(1,005)	(608)	(0.04)
Higher taxes other than property and income taxes	(739)	(447)	(0.03)
Lower credit, collections & customer service expenses	515	311	0.02
Lower outside services and facilities maintenance costs	417	252	0.02
Higher vehicle expenses	(372)	(225)	(0.01)
Higher sales and advertising expenses	(259)	(157)	(0.01)
	(17,455)	(10,563)	(0.67)
Increase in outstanding shares from the September 2016 public offering	—	—	(0.16)
Interest charges	(2,006)	(1,214)	(0.08)
Change in other expense	(191)	(115)	(0.01)
Change in effective tax rate prior to tax reform	—	(500)	(0.03)
Net other changes	497	306	0.05
Year ended December 31, 2017 Reported Results	$72,433	$58,124	$3.55
* See the Major Projects and Initiatives table later in this press release.

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Key variances for the quarter ended December 31, 2017 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Fourth Quarter of 2016 Reported Results	$18,804	$11,863	$0.73

Adjusting for unusual items:
Federal tax reform impact	—	14,299	0.87
PESCO - unrealized MTM loss	(5,765)	(3,467)	(0.21)
Weather impact	1,885	1,133	0.07
Impact of winding down of Xeron operations and absence of 2016 loss	1,086	653	0.04
	(2,794)	12,618	0.77
Increased (Decreased) Gross Margins:
Implementation of new base rates for Eastern Shore*	2,673	1,607	0.10
PESCO - margin from operations	1,587	954	0.06
Natural gas growth (excluding service expansions)	791	476	0.03
Service expansions*	639	384	0.02
Retail propane margins	527	317	0.02
Delaware division rate case*	413	248	0.02
Aspire Energy rates and management fees	396	238	0.01
GRIP*	283	170	0.01
Eight Flags' CHP*	180	108	0.01
	7,489	4,502	0.28
(Increased) Decreased Other Operating Expenses:
Higher payroll expense	(3,497)	(2,103)	(0.13)
Higher depreciation, asset removal and property tax costs due to new capital investments	(999)	(601)	(0.04)
Lower outside services and facilities maintenance costs	865	520	0.03
Lower benefit and other employee-related expenses	172	104	0.01
Higher regulatory expenses	(150)	(90)	(0.01)
Lower Eight Flags' operating expenses	99	60	—
	(3,510)	(2,110)	(0.14)

Interest Charges	(870)	(523)	(0.03)
Change in effective tax rate prior to tax reform	—	(581)	(0.04)
Net Other Changes	510	332	0.02
Fourth Quarter of 2017 Reported Results	$19,629	$26,101	$1.59
* See the Major Projects and Initiatives table later in this press release.

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The following information highlights certain key factors contributing to the Company’s results for the year and quarter ended December 31, 2017:

Major Projects and Initiatives
The following table summarizes gross margin (dollars in thousands) for the Company's existing and future major projects and initiatives. Gross margin reflects operating revenue less cost of sales, excluding depreciation, amortization and accretion:

	Gross Margin for the Period
	Year Ended			Three Months Ended
	December 31,			December 31,			Estimate for
	2017	2016	Variance	2017	2016	Variance	2018	2019
Existing Major Projects and Initiatives
Capital Investment Projects	$38,251	$29,819	$8,432	$9,887	$9,218	$669	$34,041	$34,137
Eastern Shore Rate Case (1)	3,693	—	3,693	2,673	—	2,673	9,800	9,800
Settled Delaware Division Rate Case	2,318	1,487	831	553	140	413	2,250	2,250
Electric Limited Proceeding	94	—	94	94	—	—	1,558	1,558
Total Existing Major Projects and Initiatives	$44,356	$31,306	$13,050	$13,207	$9,358	$3,755	$47,649	$47,745
Future Major Projects and Initiatives
Capital Investment Projects
2017 Eastern Shore System Expansion	$433	$—	$433	$433	$—	$433	$9,708	$15,799
Northwest Florida Expansion	—	—	—	—	—	—	3,484	6,032
Other Florida Pipeline Expansions	—	—	—	—	—	—	635	1,131
Total Future Major Projects and Initiatives	$433	$—	$433	$433	—	$433	$13,827	$22,962
Total	$44,789	$31,306	$13,483	$13,640	$9,358	$4,188	$61,476	$70,707
(1)Eastern Shore filed an uncontested settlement agreement in December 2017, which is pending final approval by the Federal Energy Regulatory Commission ("FERC").
Major Projects and Initiatives Recently Completed
The following table summarizes gross margin generated by our major projects and initiatives recently completed (dollars in thousands):

	Gross Margin for the Period
	Year Ended			Three Months Ended
	December 31,			December 31,
	2017	2016	Variance	2017	2016	Variance
Capital Investment Projects:
Service Expansions:
Short-term contracts (Delaware)	$6,522	$11,454	$(4,932)	$1,330	$3,184	$(1,854)
Long-term contracts (Delaware)	8,141	1,815	6,326	2,274	449	1,825
Long-term contracts (Florida)	235	—	235	235	—	235
Total Service Expansions	14,898	13,269	1,629	3,839	3,633	206
Florida GRIP	13,454	11,552	1,902	3,452	3,169	283
Eight Flags' CHP Plant	9,899	4,998	4,901	2,596	2,416	180
Total Capital Investment Projects	$38,251	$29,819	$8,432	$9,887	$9,218	$669

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Service Expansions

White Oak Mainline Expansion Project
In August 2014, Eastern Shore entered into a precedent agreement with an electric power generator in Kent County, Delaware, to provide a 20-year OPT<90 natural gas transmission service for 45,000 Dts/day. In July 2016, the FERC authorized Eastern Shore to construct and operate the project, which consists of 5.4 miles of 16-inch pipeline looping and new compression capability in Delaware. Eastern Shore provided interim services to this customer until construction was completed and long-term service commenced in March 2017. This service generated an additional gross margin of $85,000 during the year ended December 31, 2017 compared to 2016. There was no incremental margin during the fourth quarter as the permanent services replaced the interim services. Service provided under the 20-year agreement generated gross margin of $7.5 million during 2017 and is expected to generate between $5.8 million and $7.8 million annually through the remaining term of the agreement.
TETLP Upgrades
In March 2016, Eastern Shore completed improvements at its Texas Eastern Transmission, LP ("TETLP") interconnect facilities to increase natural gas receipts from TETLP by 53,000 Dts/day, for a total capacity of 160,000 Dts/day. This increased capacity generated additional gross margin of $1.2 million in 2017 compared to 2016.
2016 Eastern Shore System Reliability Project
In the second quarter of 2017, Eastern Shore completed construction of approximately 10.1 miles of 16-inch pipeline looping and auxiliary facilities in New Castle and Kent Counties, Delaware, and a new compressor at its existing compressor station in Sussex County, Delaware, to further enhance the reliability of its system. The 2016 System Reliability Project was included in Eastern Shore's January 2017 base rate case filing, for which a settlement agreement was filed with the FERC in December 2017. A discussion of the settlement agreement can be found below under “Regulatory Proceedings."

New Smyrna Beach, Florida Project
In the fourth quarter of 2017, Peninsula Pipeline Company, Inc. ("Peninsula Pipeline"), the Company's wholly-owned Florida intrastate pipeline subsidiary, started construction of a 14-mile transmission pipeline in Volusia County, Florida, that interconnects with Florida Gas Transmission Company's ("FGT") pipeline. Peninsula Pipeline entered into a 20-year agreement with Florida Public Utilities ("FPU"), which provides FPU with capacity to serve its current and planned customer growth. Peninsula Pipeline recognized $235,000 of gross margin from this expansion during the year and quarter ended December 31, 2017, and expects to recognize gross margin of approximately $1.4 million annually thereafter.
GRIP
GRIP is a natural gas pipe replacement program approved by the Florida Public Service Commission ("PSC"), designed to expedite the replacement of qualifying distribution mains and services (any material other than coated steel or plastic) to enhance the reliability and integrity of the Florida natural gas distribution systems. This program allows recovery, through regulated rates, of capital and other program-related costs, inclusive of a return on investment, associated with the replacement of the mains and services. Since the program's inception in August 2012, the Company has invested $113.6 million to replace 247 miles of qualifying distribution mains, including $10.8 million and $26.0 million during 2017 and 2016, respectively. GRIP generated additional gross margin of $1.9 million and $283,000 for the year and quarter ended December 31, 2017, compared to the same periods in 2016, respectively.

Eight Flags' CHP Plant
Eight Flags' CHP plant consists of a natural-gas-fired turbine and electric and steam generator on Amelia Island, Florida, which produces approximately 21 MW of base load power and 75,000 pounds per hour of residual steam. In June 2016, Eight Flags began selling power generated from the plant to FPU under a 20-year power purchase agreement for distribution to its retail electric customers. In July 2016, Eight Flags began selling steam, under a separate 20-year contract, to the industrial customer that owns the property on which the plant is located.

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The CHP plant is powered by natural gas transported by FPU, through its distribution system, and by Peninsula Pipeline. For the year and quarter ended December 31, 2017, Eight Flags and other affiliates of Chesapeake Utilities generated $4.9 million and $180,000, respectively, in additional gross margin as a result of these services. The increase for the year ended December 31, 2017, includes $537,000 in gross margin from FPU and Peninsula Pipeline.
Regulatory Proceedings
Eastern Shore Rate Case
In December 2017, Eastern Shore filed an uncontested settlement agreement for its January 2017 base rate case filing with the FERC. Under the terms of the settlement agreement, Eastern Shore will recover the costs of its 2016 System Reliability Project, along with the cost of investments and expenses associated with various expansion, reliability and safety initiatives. Pursuant to the settlement agreement, which is now subject to the FERC’s review and action, Eastern Shore will record and recognize an increase in annual base rates of approximately $9.8 million, prior to any federal tax reform impact. The settlement agreement prescribes the methodology for adjusting these rates as a result of tax reform. For the twelve and three months ended December 31, 2017, Eastern Shore recognized incremental gross margin of $3.7 million and $2.7 million, respectively.

Delaware Division Rate Case
In December 2016, the Delaware PSC approved a settlement agreement, which, among other things, provided for an increase in the Company's Delaware division revenue requirement of $2.3 million and a rate of return on common equity of 9.75 percent. The new authorized rates went into effect on January 1, 2017. For the year and three months ended December 31, 2017, the Company recorded incremental gross margin of approximately $831,000 and $413,000, respectively, related to the rate case.

Electric Limited Proceeding
In July 2017, FPU filed a petition with the Florida PSC for the recovery of a limited number of investments and associated costs related to reliability, safety and modernization initiatives for its electric distribution systems, as well as the investment and costs associated with the previously filed Florida Power & Light interconnect project. In December 2017, the Florida PSC approved FPU’s electric limited proceeding filing via a settlement agreement, including a $1.6 million annualized rate increase effective for meter reads beginning in early January 2018. This increase will continue at least until the last billing cycle of December 2019. For the quarter and year ended December 31, 2017, additional margin of $94,000 was generated. The settlement agreement prescribes the methodology for adjusting the new rates as a result of the recent federal tax reform.

Major Projects and Initiatives Currently Underway

2017 Expansion Project
This project will expand Eastern Shore's firm service capacity by 26 percent, providing 61,162 Dts/day of additional firm natural gas transportation service on Eastern Shore's pipeline system with an additional 52,500 Dts/day of firm transportation service at certain Eastern Shore receipt facilities pursuant to precedent agreements entered into with existing customers. The Company expects to invest approximately $117.0 million in this expansion project, which will generate approximately $15.8 million of gross margin in the first full year after the new transportation services go into effect. In October 2017, the FERC issued a Certificate of Public Convenience and Necessity authorizing Eastern Shore to construct and operate the proposed 2017 Expansion Project. In December 2017, the TETLP interconnect was placed into service, as requested. In conjunction with this interconnect going into service, Eastern Shore recognized incremental gross margin of $433,000, including interim services, for the year ended December 31, 2017. The remaining segments of the 2017 Expansion Project are expected to be placed into service in various phases over the second through fourth quarters of 2018.

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13-13-13-13

Northwest Florida Expansion Project
Peninsula Pipeline and the Company's Florida natural gas division are constructing a pipeline in Escambia County, Florida, that will interconnect with the FGT interstate pipeline. The project consists of 33 miles of 12-inch transmission line from the FGT interconnect along with 4.7 miles of 10-inch transmission line that will be operated by Peninsula Pipeline and 4.8 miles of 8-inch lateral distribution lines that will be operated by the Company's Florida natural gas division. The Company has signed agreements to serve two large customers and continues to market to other customers close to the facilities. The estimated annual gross margin from this project is $6.0 million, and the project is currently expected to be in service by the end of the second quarter of 2018. The Company is currently in negotiations with several customers to provide additional services that could, if finalized, necessitate a capacity increase in this expansion project and, therefore, generate additional gross margin.

(Palm Beach County) Belvedere, Florida Project
Peninsula Pipeline is constructing a pipeline in Palm Beach County, Florida, that will interconnect with FGT's pipeline. The project consists of approximately two miles of transmission pipe that will bring gas directly to FPU’s distribution system in West Palm Beach. Completion of this project is expected by the end of the third quarter of 2018. Estimated annual gross margin associated with the project is approximately $600,000.

Other Natural Gas Growth - Distribution Operations
Customer growth for the Delmarva natural gas distribution operations generated $1.6 million and $594,000 in additional gross margin for the year and quarter ended December 31, 2017, respectively, compared to the same periods in 2016. The average number of residential customers on the Delmarva Peninsula increased by 3.8 percent in 2017 compared to 2016.

Florida natural gas distribution operations generated $1.2 million and $197,000 in additional gross margin for the year and quarter ended December 31, 2017, respectively, compared to the same periods in 2016, with approximately two-thirds of the margin growth generated from commercial and industrial customers and one-third of the margin growth generated from new residential customers.

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14-14-14-14

Weather and Consumption
Colder temperatures during the fourth quarter of 2017 increased customer consumption and generated $1.9 million in additional gross margin compared to 2016. Although 2017 was warmer than the prior year, colder temperatures in the fourth quarter generated additional margin for the year of $578,000. Compared to normal, weather for the quarter and year ended 2017 was warmer, which reduced gross margin by $2.0 million and by $1.0 million for the year and fourth quarter, respectively. The following table summarizes the heating degree-days ('HDD") and cooling degree-days ("CDD") information for the years and quarters ended December 31, 2017 and 2016 and shows variances between actual and “Normal” (10-year average) HDD and CDD for those periods.
HDD and CDD Information

For the Periods Ended December 31,	2017	2016	Variance	Q4 2017	Q4 2016	Variance
Delmarva
Actual HDD	3,800	3,979	(179)	1,538	1,389	149
10-Year Average HDD ("Normal")	4,374	4,453	(79)	1,529	1,533	(4)
Variance from Normal	(574)	(474)		9	(144)

Florida
Actual HDD	533	672	(139)	235	158	77
10-Year Average HDD ("Normal")	818	828	(10)	263	275	(12)
Variance from Normal	(285)	(156)		(28)	(117)

Ohio
Actual HDD	5,126	5,529	(403)	2,057	1,936	121
10-Year Average HDD ("Normal")	5,914	5,918	(4)	2,048	2,055	(7)
Variance from Normal	(788)	(389)		9	(119)

Florida
Actual CDD	3,013	3,152	(139)	407	360	47
10-Year Average CDD ("Normal")	2,865	2,820	45	286	272	14
Variance from Normal	148	332		121	88
Note: The Company continually refines and updates its weather calculations. These refinements may result in the annual impact varying from the aggregate of the quarterly variances previously disclosed.
Propane Results
The Company's Florida and Delmarva Peninsula propane distribution operations continue to pursue a multi-pronged growth strategy, which includes targeting retail and wholesale customer growth in existing markets, both organically and through acquisitions; incremental growth from recent and planned start-ups in new markets, targeting new community gas systems in high growth areas; further build-out of the Company's propane vehicular platform through its Alliance AutoGas fueling stations; and optimization of its supply portfolio to generate incremental margin opportunities. Over the years, the Company has been focused on meeting customer energy demand. It has created a portfolio of offerings regardless of whether the customer is served via a pipeline or through an individual tank. Alliance AutoGas is the Company's most recent offering that meets customers’ demands for clean-burning fuel alternatives.

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15-15-15-15

These operations generated $2.8 million and $1.4 million in incremental margin for the year and quarter ended December 31, 2017, respectively, compared to the same periods in 2016. Higher volume due to colder weather in the latter part of December 2017 was the most significant driver for the quarter. In addition, successful marketing initiatives led to increased volumes sold and revenues from service contracts. Supply management initiatives, including favorable hedging of propane purchases, have facilitated improvement in retail propane margins as well as opportunities to generate incremental margin from wholesale sales.

The following tables summarize gross margin for the Company's propane distribution operations for the year and quarter ended December 31, 2017:

Gross Margin Increase
For the Year Ended	12/31/2017
Growth in wholesale propane margins and sales	$678
Increased customer consumption driven by growth and other factors	657
Higher retail propane margins per gallon	645
Higher service contract revenue	248
Additional growth in Alliance AutoGas	171
Additional customer consumption - weather	122
Other	279
$2,800

For the Quarter Ended	12/31/2017
Additional customer consumption - weather	$694
Higher retail propane margins per gallon	527
Increased customer consumption driven by growth and other factors	97
Other	82
$1,400
PESCO
PESCO markets and sells natural gas to wholesale, industrial and commercial customers and manages natural gas storage and transportation assets in several regions. PESCO also provides management of storage and transportation assets for natural gas producers and regulated utilities. These management transactions typically involve the release of storage and/or transportation capacity in combination with either an obligation to purchase and/or deliver natural gas.

In conjunction with the active management of these contracts, PESCO generates financial margin by identifying market opportunities and simultaneously entering into natural gas purchase/sale, storage or transportation contracts and/or financial derivatives contracts. The financial derivatives contracts consist primarily of exchange-traded futures that are used to manage volatility in natural gas market prices. Volatility in PESCO’s recorded gross margin and operating income can occur over periods of time due to changes in the value of financial derivatives contracts prior to the time of the settlement of the financial derivatives and the purchase or sale of the underlying physical commodity. Derivatives accounting does not impact the economic gains or losses arising from the purchase/sale contracts. PESCO’s results may also fluctuate based on the actual demand of its customers, relative to its initial estimates of their demand, and PESCO's ability to manage its supply portfolio considering weather and other factors, including pipeline constraints.

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16-16-16-16

In April 2017, PESCO entered into 3-year asset management agreements with the Company's Delmarva Peninsula natural gas distribution operations, whereby PESCO manages a portion of their natural gas transportation and storage capacity. In the fourth quarter, PESCO executed financial derivatives contracts to lock in margin associated with a specified quantity of natural gas to be delivered in the first quarter of 2018. As regional natural gas prices rose suddenly at the end of the fourth quarter, the financial derivatives contracts were valued based on MTM accounting at year end, and an unrealized loss was recorded. Upon their settlement during the first quarter of 2018, these derivatives contracts will be matched against the physical contracts with the margin realized at that time.
For the year and quarter ended December 31, 2017, PESCO's gross margin decreased by $2.4 million and $4.2 million, respectively, largely due to the $5.8 million of unrealized MTM loss related to financial derivatives contracts that were valued at the end of the year. This loss was offset by $3.4 million and $1.6 million for the year and quarter ended December 31, 2017, respectively, from: (a) additional gross margin generated primarily from natural gas sales to end users within one Columbia Gas of Ohio customer pool under a supplier agreement, which expired on March 31, 2017, and (b) increased margin from commercial and industrial customers served in Florida.
PESCO utilizes hedge accounting to better match the hedged items and the hedging instruments, when appropriate, and, in those situations where hedge accounting is not appropriate, the Company utilizes MTM accounting. The Company will be adopting the updated hedge accounting standard in 2018, which it expects will reduce the MTM volatility in PESCO’s results due to better alignment of risk management activities and financial reporting, risk component hedging and certain other simplifications of hedge accounting guidance. PESCO's results for the year and fourth quarter of 2017, adjusted for the unrealized MTM loss were as follows:

	Gross Margin		Operating Income
For the period ended December 31,	2017	Fourth Quarter	2017	Fourth Quarter
(in thousands)
As Reported	$2,212	$(3,537)	$(3,147)	$(5,328)
Unrealized MTM loss	5,783	5,765	5,783	5,765
Adjusted totals excluding unrealized MTM loss	$7,995	$2,228	$2,636	$437
Xeron
As disclosed previously, Xeron's operations were wound down during the second quarter of 2017. Operating income for the year and quarter ended December 31, 2017, improved by $880,000 and $854,000, respectively, due to the absence of the trading losses experienced in 2016. As part of the wind down, the Company incurred non-recurring employee severance costs and other costs associated with the termination of leased office space in Houston, Texas. These expenses were recorded in other expense. The Company does not anticipate incurring any additional costs that will have a material impact associated with winding down Xeron's operations.
Positioning the Company for Future Growth

Resource Allocation
To support and continue its growth, the Company has expanded, and will continue to expand, its resources and capabilities. Eastern Shore continues to significantly expand its transmission system, and has therefore increased its staffing. Growth in non-regulated energy businesses, including Aspire Energy, PESCO and Eight Flags, requires additional staff as well as corporate resources to support the increased level of business operations. Finally, to allow the Company to continue to identify and move growth initiatives forward and to manage their integration into Chesapeake Utilities' growing portfolio, resources have been added in the Company's corporate shared services departments. In the twelve and three months ended December 31, 2017, the Company's staffing and associated costs increased by $8.0 million and $3.3 million, or 10.4 percent and 4.4 percent, respectively, compared to the same periods in 2016. The Company requested recovery of

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17-17-17-17

most of Eastern Shore's increased staffing costs in its 2017 rate case filing, for which we have filed an uncontested settlement agreement with the FERC. The Company is prudently managing the pace and magnitude of the investments being made, while ensuring that it appropriately expands its human resources and systems capabilities to manage current growth and to identify and capitalize on future growth opportunities. In support of these financial goals, the Company continues to pursue investments that are typically earnings accretive within the first twelve months.

Financing the Growth
Chesapeake Utilities’ target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. This target capital structure ensures that the Company maintains a strong balance sheet to support continued growth. Over the past several years, the Company has been deploying increased amounts of capital on new projects, many of which have longer construction periods. The Company seeks to align the permanent financing of these capital projects with the in-service dates to the extent feasible.
Accordingly, the Company has utilized increasing amounts of short-term debt to fund these projects. In 2016, shortly after the completion of Eight Flags' CHP plant and several other key growth projects, the Company completed a $59.8 million public offering of its common stock, pursuant to which the number of outstanding shares increased by 960,488. This increase in outstanding shares lowered EPS by approximately $0.16 per share for the twelve months ended December 31, 2017.
As several large projects were completed in 2017, the Company also refinanced $70.0 million of short-term debt as 3.25 percent senior notes. While very competitively priced, the refinancing resulted in increased interest expense of $1.6 million, or $0.06 per share. The Company has also recently executed a $100 million shelf agreement with New York Life Investors LLC, pursuant to which $100 million of new senior notes will be issued in two tranches in 2018 at an average interest rate of 3.53 percent. The Company expects to access additional permanent capital to align the financing with new investments and to maintain a solid balance sheet to support future capital deployment.

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18-18-18-18

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) For the Periods Ended December 31, 2017 and 2016 (in thousands, except shares and per share data)

	Year Ended		Fourth Quarter
	2017	2016	2017	2016
Operating Revenues
Regulated Energy	$326,310	$305,689	$87,957	$79,059
Unregulated Energy	324,595	203,778	104,133	67,417
Other businesses and eliminations	(33,322)	(10,607)	(11,687)	(4,602)
Total Operating Revenues	617,583	498,860	180,403	141,874
Operating Expenses
Regulated energy cost of sales	118,769	109,609	31,563	28,425
Unregulated energy and other cost of sales	219,145	128,434	73,819	43,291
Operations	127,571	117,571	34,582	32,200
Maintenance	12,701	12,391	3,331	3,466
Gain from a settlement	(130)	(130)	—	—
Depreciation and amortization	36,599	32,159	9,331	8,667
Other taxes	17,085	14,730	4,513	4,006
Total operating expenses	531,740	414,764	157,139	120,055
Operating Income	85,843	84,096	23,263	21,819
Other expense	(765)	(441)	(121)	(372)
Interest charges	12,645	10,639	3,513	2,643
Income Before Income Taxes	72,433	73,016	19,629	18,804
Income taxes	14,309	28,341	(6,472)	6,941
Net Income	$58,124	$44,675	$26,101	$11,863

Weighted Average Common Shares Outstanding:
Basic	16,336,789	15,570,539	16,344,442	16,302,021
Diluted	16,383,352	15,613,091	16,397,332	16,349,110

Earnings Per Share of Common Stock:
Basic	$3.56	$2.87	$1.60	$0.73
Diluted	$3.55	$2.86	$1.59	$0.73

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19-19-19-19

Chesapeake Utilities Corporation and Subsidiaries Consolidated Balance Sheets (Unaudited)

	As of December 31,
Assets	2017	2016
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated energy	$1,073,736	$957,681
Unregulated energy	210,682	196,800
Other	27,699	21,114
Total property, plant and equipment	1,312,117	1,175,595
Less: Accumulated depreciation and amortization	(270,599)	(245,207)
Plus: Construction work in progress	84,509	56,276
Net property, plant and equipment	1,126,027	986,664
Current Assets
Cash and cash equivalents	5,614	4,178
Accounts receivable (less allowance for uncollectible accounts of $936 and $909, respectively)	77,223	62,803
Accrued revenue	22,279	16,986
Propane inventory, at average cost	8,324	6,457
Other inventory, at average cost	12,022	4,576
Regulatory assets	10,930	7,694
Storage gas prepayments	5,250	5,484
Income taxes receivable	14,778	22,888
Prepaid expenses	13,621	6,792
Derivative assets, at fair value	1,286	823
Other current assets	7,260	2,470
Total current assets	178,587	141,151
Deferred Charges and Other Assets
Goodwill	22,104	15,070
Other intangible assets, net	4,686	1,843
Investments, at fair value	6,756	4,902
Regulatory assets	75,575	76,803
Receivables and other deferred charges	3,699	2,786
Total deferred charges and other assets	112,820	101,404
Total Assets	$1,417,434	$1,229,219

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20-20-20-20

Chesapeake Utilities Corporation and Subsidiaries Consolidated Balance Sheets (Unaudited)

		As of December 31,
Capitalization and Liabilities		2017	2016
(in thousands, except shares and per share data)
Capitalization
	—
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding		$—	$—
Common stock, par value $0.4867 per share (authorized 50,000,000 shares)		7,955	7,935
Additional paid-in capital		253,470	250,967
Retained earnings		229,141	192,062
Accumulated other comprehensive loss		(4,272)	(4,878)
Deferred compensation obligation		3,395	2,416
Treasury stock		(3,395)	(2,416)
Total stockholders' equity		486,294	446,086
Long-term debt, net of current maturities		197,395	136,954
Total capitalization		683,689	583,040
Current Liabilities
Current portion of long-term debt		9,421	12,099
Short-term borrowing		250,969	209,871
Accounts payable		74,688	56,935
Customer deposits and refunds		34,751	29,238
Accrued interest		1,742	1,312
Dividends payable		5,312	4,973
Accrued compensation		13,112	10,496
Regulatory liabilities		6,485	1,291
Derivative liabilities, at fair value		6,247	773
Other accrued liabilities		10,273	7,063
Total current liabilities		413,000	334,051
Deferred Credits and Other Liabilities
Deferred income taxes		135,850	222,894
Regulatory liabilities		140,978	43,064
Environmental liabilities		8,263	8,592
Other pension and benefit costs		29,699	32,828
Deferred investment tax credits and Other liabilities		5,955	4,750
Total deferred credits and other liabilities		320,745	312,128
Total Capitalization and Liabilities		$1,417,434	$1,229,219

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21-21-21-21

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended December 31, 2017				For the Three Months Ended December 31, 2016
	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$14,854	$1,435	$8,157	$10,166	$12,767	$1,312	$7,442	$9,548
Commercial	7,860	1,493	7,170	9,951	6,697	1,323	7,657	9,890
Industrial	2,236	1,676	5,921	1,609	2,146	1,666	5,185	1,343
Other (1)	5,090	1,039	(444)	(1,640)	2,574	1,040	348	(2,095)
Total Operating Revenues	$30,040	$5,643	$20,804	$20,086	$24,184	$5,341	$20,632	$18,686

Volumes (in Dts for natural gas and MWHs for electric)
Residential	792,602	86,682	327,815	66,998	732,491	82,560	314,989	61,963
Commercial	829,713	1,165,579	436,272	74,689	867,780	1,942,337	499,922	71,258
Industrial	1,375,672	3,042,088	1,171,381	15,130	1,352,489	2,600,411	1,106,017	12,230
Other	29,142	—	593,768	1,885	24,514	—	451,014	1,906
Total	3,027,129	4,294,349	2,529,236	158,702	2,977,274	4,625,308	2,371,942	147,357

Average Customers
Residential	69,532	15,967	54,704	24,648	66,867	15,453	53,555	24,351
Commercial	6,848	1,435	3,962	9,301	6,746	1,399	4,200	7,420
Industrial	155	80	2,186	2	131	73	1,864	2
Other	3	—	3	—	6	—	2	—
Total	76,538	17,482	60,855	33,951	73,750	16,925	59,621	31,773

	For the Year Ended December 31, 2017				For the Year Ended December 31, 2016
	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$57,365	$5,600	$33,103	$44,082	$49,841	$5,289	$28,040	$46,459
Commercial	31,585	5,756	30,283	41,141	27,274	5,171	28,569	41,704
Industrial	7,619	6,535	21,647	3,561	7,420	6,474	20,583	3,497
Other (1)	3,504	3,858	(5,353)	(5,918)	1,409	3,704	(2,266)	(7,505)
Total Operating Revenues	$100,073	$21,749	$79,680	$82,866	$85,944	$20,638	$74,926	$84,155

Volumes (in Dts for natural gas and MWHs for electric)
Residential	3,368,603	340,570	1,350,413	291,510	3,227,594	342,964	1,308,906	303,654
Commercial	3,274,975	5,156,823	1,863,147	304,235	3,407,184	6,060,468	2,133,842	304,458
Industrial	5,125,633	11,561,309	4,543,775	27,380	5,032,872	11,005,835	4,294,573	29,700
Other	95,415	—	1,875,761	7,511	92,807	—	846,115	8,484
Total	11,864,626	17,058,702	9,633,096	630,636	11,760,457	17,409,267	8,583,436	646,296

Average Customers
Residential	68,699	15,796	54,410	24,574	66,175	15,340	53,300	24,289
Commercial	6,845	1,421	4,054	7,908	6,746	1,393	4,236	7,404
Industrial	147	79	2,078	2	125	73	1,786	2
Other	5	—	3	—	5	—	2	—
Total	75,696	17,296	60,545	32,484	73,051	16,806	59,324	31,695

(1) Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.